EXHIBIT 5

SIMPSON THACHER & BARTLETT LLP

3330 HILLVIEW AVENUE

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE: (650) 251-5002

DIRECT DIAL NUMBER	E-MAIL ADDRESS

April 30, 2004

CB Richard Ellis Group, Inc.
865 South Figueroa Street, Suite 3400
Los Angeles, California 90017

Ladies and Gentlemen:

We have acted as counsel to CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the issuance and sale by the Company of an aggregate of 7,142,857 shares of Class A Common Stock (the “Common Stock”), $0.01 par value per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Company Shares”), and (ii) the sale by certain selling stockholders (the “Selling Stockholders”) named in Schedule A to the Underwriting Agreement (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the Underwriters named therein, of an aggregate of up to 16,857,143 shares of Common Stock, which shares have been issued and are outstanding (together with (a) any additional shares of such stock that may be sold by the Selling Stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement and (b) the Company Shares, the “Shares”).

NEW YORK	LONDON	HONG KONG	TOKYO	LOS ANGELES

April 30, 2004

We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP